Ratio of Earnings to Fixed Charges                   Exhibit 12



                                                  Three Months
                                                      Ended
(Thousands of dollars)                           March 31, 1996

 Earnings

 Income before interest expense  . . . . . . . . . .    $10,075


 Add:
 Income tax items  . . . . . . . . . . . . . . . . .      5,642

 Income tax on other income  . . . . . . . . . . . .        129

 Amortization of debt discount, premium expense  . .         72
 Allowance for funds used during construction -
      borrowed funds . . . . . . . . . . . . . . . .          5

 Interest on rentals . . . . . . . . . . . . . . . .         83
      Total Earnings . . . . . . . . . . . . . . . .    $16,006



 Fixed Charges
 Interest on long-term debt  . . . . . . . . . . . .    $ 2,516

 Other interest  . . . . . . . . . . . . . . . . . .        198

 Amortization of debt discount, premium expense  . .         72
 Interest on rentals . . . . . . . . . . . . . . . .         83

      Total Fixed Charges  . . . . . . . . . . . . .    $ 2,869


 Ratio of Earnings to Fixed Charges  . . . . . . . .       5.58x